                                                                       EX-99.6.b

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

September 11, 2007

Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

     Re:  Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance  of Delaware  U.S.  Growth Fund (the  "Fund"),  which is a series of
Delaware  Group Adviser  Funds,  the Manager shall waive all or a portion of its investment  advisory fees and/or  reimburse  expenses  (excluding any 12b-1 plan expenses,  taxes,  interest,  inverse floater program expenses,  brokerage fees,
short-sale   dividend  and  interest  expenses,   certain  insurance  costs  and
non-routine expenses or costs, including,  but not limited to, those relating to reorganizations,  litigation,  conducting shareholder meetings, and liquidations
(collectively,  "non-routine  expenses"))  in an  aggregate  amount equal to the amount by which the Fund's total  operating  expenses  (excluding any 12b-1 plan expenses,  taxes,  interest,  inverse floater program expenses,  brokerage fees,
short-sale  dividend  and  interest  expenses,   certain  insurance  costs,  and
non-routine expenses) exceed 0.75% for the period March 1, 2007 through February
28, 2009. For purposes of this Agreement,  non-routine expenses may also include such  additional  costs and  expenses as may be agreed upon from time to time by the Fund's Board of Trustees and the Manager.  Inverse floater program  expenses include,  but are not limited to, interest expense,  remarketing fees, liquidity fees,  and  trustees'  fees from the Fund's  participation  in  inverse  floater programs  where it has  transferred  its own bonds to a trust  that  issues  the inverse floaters. This agreement supersedes all prior agreements with respect to the Fund.

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                               Delaware Management Company, a series of Delaware
                               Management Business Trust

                               By: /s/ Philip N. Russo
                               Name:   Philip N. Russo
                               Title:  Executive Vice President & Chief
                                       Administrative Officer
                               Date:   September 11, 2007

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Adviser Funds

By: /s/ Patrick P. Coyne
    Name:  Patrick P. Coyne
    Title: President & Chief Executive Officer
    Date:  September 11, 2007